..                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                                Gravity Co., Ltd.
                                (Name of Issuer)

                    Common Stock, Par Value Won 500 Per Share
                         (Title of Class of Securities)

                                    38911N107
                                 (CUSIP Number)

                                 Marran Ogilvie
                                666 Third Avenue
                                   26th Floor
                            New York, New York 10017
                   (212) 845-7909 (Name, Address and Telephone
                                Number of Person
                Authorized to Receive Notices and Communications)

                                November 8, 2006

             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                              (Page 1 of 25 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38911N107                 13D                    Page 2 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Starboard Value and Opportunity Master Fund Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    63,052.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    63,052.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            63,052.75
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.91%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 3 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Parche, LLC                                    20-0870632

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    82,516.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    82,516.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            82,516.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            1.19%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 4 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Ambrose Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    48,489.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    48,489.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            48,489.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.70%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 5 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            RCG Halifax Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    46,797.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    46,797.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            46,797.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            0.67%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 6 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Master Fund, Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    179,888.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    179,888.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            179,888.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.59%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 7 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Admiral Advisors, LLC                        37-1484525

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    145,569.5
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    145,569.5
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            145,569.5

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.09%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                    Page 8 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Advisors, LLC                       13-3954331

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    179,888.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    179,888.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            179,888.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            2.59%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 9 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Master Fund, L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    211,402.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    211,402.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            211,402.25
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            3.04%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 10 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Safe Harbor Investment Ltd.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    211,402.25
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    211,402.25
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            211,402.25

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            3.04%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 11 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Ramius Capital Group, L.L.C.                13-3937658

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    632,146.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    632,146.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            632,146.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            9.10%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 12 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            C4S & Co., L.L.C.                             13-3946794

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    632,146.75
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    632,146.75
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            632,146.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            9.10%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 13 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Peter A. Cohen

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    632,146.75
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    632,146.75

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            632,146.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            9.10%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 14 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Morgan B. Stark

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    632,146.75
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    632,146.75

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            632,146.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            9.10%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 15 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas W. Strauss

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    632,146.75
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    632,146.75

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            632,146.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            9.10%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 16 of 25 Pages

-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Jeffrey M. Solomon

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]

-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO

-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]

-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    632,146.75
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    632,146.75

-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            632,146.75

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]

-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            9.10%

-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38911N107                 13D                   Page 17 of 25 Pages

     This Amendment No. 9 ("Amendment No. 9") amends the statement on Schedule 13D dated March 28, 2006 as amended by Amendment No. 1 dated May 2, 2006, Amendment No. 2 dated May 23, 2006, Amendment No. 3 dated June 1, 2006, Amendment No. 4 dated July 14, 2006, Amendment No. 5 dated July 26, 2006, Amendment No. 6 dated August 22, 2006, Amendment No. 7 dated August 25, 2006 and Amendment No. 8 dated October 31, 2006 (the "Original Statement"). Any capitalized terms used in this Amendment No. 9 and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Statement.

Item 5.   Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

Transactions in the Common Stock since the filing of the Original Statement (which were all in the open market unless otherwise noted on Schedule F-9) by the Reporting Persons are set forth in Schedule F-9 attached hereto and incorporated by reference herein.

          1.  Starboard

                    (a) As of November 8, 2006, Starboard may be deemed the
                        beneficial owner of 63,052.75 shares of Common Stock.

                        Percentage: Approximately 0.91% as of the date hereof. The percentages used herein and in the rest of Item 5 are calculated based upon 6,948,900 shares, which reflects the shares of Common Stock outstanding as of December 31, 2005, as reported by the Company on its Form 20-F filed on June 30, 2006.

                    (b) 1. Sole power to vote or direct vote: 63,052.75
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             63,052.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by
                        Starboard since the filing of the Original Statement is set forth in Schedule F-9 and is incorporated by reference. Starboard entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-9.

                  (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

CUSIP No. 38911N107                 13D                   Page 18 of 25 Pages


          2.  Parche

                    (a) As of November 8, 2006, Parche may be deemed the
                        beneficial owner of 82,516.75 shares of Common Stock.

                        Percentage: Approximately 1.19% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 82,516.75
                        2. Shared power to vote or direct vote: 0

                        3. Sole power to dispose or direct the disposition:
                             82,516.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Parche since the filing of the Original Statement is set forth in Schedule F-9 and is incorporated by reference. Parche entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-9.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          3.  RCG Ambrose

                    (a) As of November 8, 2006, RCG Ambrose may be deemed the
                        beneficial owner of 48,489.25 shares of Common Stock.

                        Percentage: Approximately 0.70% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 48,489.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             48,489.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by RCG
                        Ambrose since the filing of the Original Statement is set forth in Schedule F-9 and is incorporated by reference. RCG Ambrose entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-9.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

CUSIP No. 38911N107                 13D                   Page 19 of 25 Pages

          4.  RCG Halifax

                    (a) As of November 8, 2006, RCG Halifax may be deemed the
                        beneficial owner of 46,797.5 shares of Common Stock.

                        Percentage: Approximately 0.67% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 46,797.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             46,797.5
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by RCG
                        Halifax since the filing of the Original Statement is set forth in Schedule F-9 and is incorporated by reference. RCG Halifax has not entered into transactions in the Common Stock since the filing of the Original Statement.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          5.  Ramius Master Fund

                    (a) As of November 8, 2006, Ramius Master Fund may be deemed the beneficial owner of 179,888.25 shares of Common
                        Stock.

                        Percentage: Approximately 2.59% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 179,888.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             179,888.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Ramius
                        Master Fund since the filing of the Original Statement is set forth in Schedule F-9 and is incorporated by reference. Ramius Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-9.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

CUSIP No. 38911N107                 13D                   Page 20 of 25 Pages

          6.  Admiral

                    (a) As of November 8, 2006, Admiral may be deemed the
                        beneficial owner of 145,569.5 shares of Common Stock.

                        Percentage: Approximately 2.09% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 145,569.5
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             145,569.5
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Admiral did not enter into any transactions in the
                        Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard and Parche, which were all in the open market (except as otherwise indicated on Schedule F-9), are set forth in Schedule F-9, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          7.  Ramius Advisors

                    (a) As of November 8, 2006, Ramius Advisors may be deemed
                        the beneficial owner of 179,888.25 shares of Common
                        Stock.

                        Percentage: Approximately 2.59% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 179,888.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             179,888.25
                        4. Shared power to dispose or direct the
                           disposition: 0

                    (c) Ramius Advisors did not enter into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Ramius Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-9), are set forth in Schedule F-9, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

CUSIP No. 38911N107                 13D                   Page 21 of 25 Pages



          8.  Safe Harbor Master Fund

                    (a) As of November 8, 2006, Safe Harbor Master Fund may be
                        deemed the beneficial owner of 211,402.25 shares of Common Stock.

                        Percentage: Approximately 3.04% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 211,402.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             211,402.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) The number of shares of Common Stock acquired by Safe
                        Harbor Master Fund is set forth in Schedule F-9 and is incorporated by reference. Safe Harbor Master Fund entered into transactions in the Common Stock since the filing of the Original Statement which are set forth on Schedule F-9.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

           9. Safe Harbor Investment

                    (a) As of November 8, 2006, Safe Harbor Investment may be
                        deemed the beneficial owner of 211,402.25 shares of Common Stock.

                        Percentage: Approximately 3.04% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 211,402.25
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             211,402.25
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Safe Harbor Investment did not enter into any
                        transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-9), are set forth in Schedule F-9, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

CUSIP No. 38911N107                 13D                   Page 22 of 25 Pages


                    (e) Not applicable.

          10. Ramius Capital

                    (a) As of November 8, 2006, Ramius Capital may be deemed the beneficial owner of 632,146.75 shares of Common Stock.

                        Percentage: Approximately 9.10% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 632,146.75
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             632,146.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) Ramius Capital did not enter into any transactions in
                        the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-9), are set forth in Schedule F-9, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          11. C4S

                    (a) As of November 8, 2006, C4S may be deemed the beneficial owner of 632,146.75 shares of Common Stock.

                        Percentage: Approximately 9.10% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 632,146.75
                        2. Shared power to vote or direct vote: 0
                        3. Sole power to dispose or direct the disposition:
                             632,146.75
                        4. Shared power to dispose or direct the disposition: 0

                    (c) C4S did not enter into any transactions in the Common
                        Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-9), are set forth in Schedule F-9, and are incorporated by reference.

CUSIP No. 38911N107                 13D                   Page 23 of 25 Pages

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

          12. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

                    (a) As of November 8, 2006, each of Mr. Cohen, Mr. Stark,
                        Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of 632,146.75 shares of Common Stock. Each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund and Safe Harbor Master Fund, and the filing of this Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities.

                        Percentage: Approximately 9.10% as of the date hereof.

                    (b) 1. Sole power to vote or direct vote: 0
                        2. Shared power to vote or direct vote: 632,146.75
                        3. Sole power to dispose or direct the disposition: 0
                        4. Shared power to dispose or direct the disposition:
                             632,146.75

                    (c) Neither Mr. Cohen, Mr. Stark, Mr. Strauss nor Mr.
                        Solomon has entered into any transactions in the Common Stock since the filing of the Original Statement. The transactions in the Common Stock since the filing of the Original Statement on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax, Ramius Master Fund, Ramius Fund III and Safe Harbor Master Fund, which were all in the open market (except as otherwise indicated on Schedule F-9), are set forth in Schedule F-9, and are incorporated by reference.

                    (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common Stock.

                    (e) Not applicable.

     As of November 8, 2006, the Reporting Persons may collectively be deemed to beneficially own 632,146.75 shares of Common Stock, 105,973 of which, representing approximately 1.53% of its beneficial ownership are owned directly in the form of Common Stock and 526,173.75 of which, representing 7.57% of its beneficial ownership, are owned in the form of ADSs.

     Upon information and belief, as of the close of business on November 8, 2006, Moon may be deemed to beneficially own 590,885 shares of Common Stock, 105,971 of which, representing approximately 1.53% of its beneficial ownership, are owned directly in the form of Common Stock and 484,914 of which, representing approximately 6.98% of its beneficial ownership, are owned in the form of ADSs.

CUSIP No. 38911N107                 13D                   Page 24 of 25 Pages


                                  SCHEDULE F-9
                            PURCHASES OF COMMON STOCK



                                                          Date                 Price              Quantity (1)
------------------------------------------------- --------------------- -------------------- -----------------------

         RCG Ambrose Master Fund, Ltd.                         11/3/06        6.2505                  5,882

         RCG Ambrose Master Fund, Ltd.                         11/6/06        6.6970                  5,250

         RCG Ambrose Master Fund, Ltd.                         11/7/06        6.3696                    132

         RCG Ambrose Master Fund, Ltd.                         11/8/06        6.2901                    972

         RCG Halifax Fund, Ltd.                                11/3/06        6.2505                  3,921

         RCG Halifax Fund, Ltd.                                11/6/06        6.6970                  3,500

         RCG Halifax Fund, Ltd.                                11/7/06        6.3696                     88

         RCG Halifax Fund, Ltd.                                11/8/06        6.2901                    648

         Parche, LLC                                           11/3/06        6.2505                  2,941

         Parche, LLC                                           11/3/06        6.2505                  8,823

         Parche, LLC                                           11/6/06        6.6970                  2,625

         Parche, LLC                                           11/6/06        6.6970                  7,875

         Parche, LLC                                           11/7/06        6.3696                    198

         Parche, LLC                                           11/7/06        6.3696                     66

         Parche, LLC                                           11/8/06        6.2901                    486

         Parche, LLC                                           11/8/06        6.2901                  1,458

         Ramius Master Fund, Ltd.                              11/3/06        6.2505                 23,528

         Ramius Master Fund, Ltd.                              11/6/06        6.6970                 21,000

         Ramius Master Fund, Ltd.                              11/7/06        6.3696                    528

         Ramius Master Fund, Ltd.                              11/8/06        6.2901                  3,888

         Safe Harbor Master Fund, L.P.                         11/3/06        6.2505                 40,194

         Safe Harbor Master Fund, L.P.                         11/6/06        6.6970                 35,875

         Safe Harbor Master Fund, L.P.                         11/7/06        6.3696                    902

         Safe Harbor Master Fund, L.P.                         11/8/06        6.2901                  6,642

         Starboard Value and Opportunity Master Fund Ltd.      11/3/06        6.2505                 12,744

         Starboard Value and Opportunity Master Fund Ltd.      11/6/06        6.6970                 11,375

         Starboard Value and Opportunity Master Fund Ltd.      11/7/06        6.3696                    286

         Starboard Value and Opportunity Master Fund Ltd.      11/8/06        6.2901                  2,106



(1) The Reporting Persons acquired ADSs, each of which represents .25 shares of Common Stock.

CUSIP No. 38911N107                 13D                   Page 25 of 25 Pages

                                   SIGNATURES

               After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   November 9, 2006

STARBOARD VALUE AND OPPORTUNITY               RAMIUS MASTER FUND, LTD.
MASTER FUND LTD.                              By: Ramius Advisors, LLC
                                                  its investment manager
PARCHE, LLC                                   By: Ramius Capital Group, L.L.C.
By: Admiral Advisors, LLC, its                    its managing member
managing member
                                              ADMIRAL ADVISORS, LLC
RCG AMBROSE MASTER FUND, LTD.                 By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C.,                 its managing member
    its investment manager
By: C4S & Co., L.L.C.,                        RAMIUS ADVISORS, LLC
    its managing member                       By: Ramius Capital Group, L.L.C.,
                                                  its managing member
RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,             RAMIUS CAPITAL GROUP, L.L.C.
    its investment manager                    By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                            as managing member
    its managing member
                                              C4S & CO., L.L.C.


                           By: /s/ Jeffrey M. Solomon
                               -------------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory

SAFE HARBOR MASTER FUND, L.P.                 SAFE HARBOR INVESTMENT LTD.

By: Safe Harbor Investment Ltd.,              By: /s/ Jeffrey M. Solomon
its general partner                              ----------------------------
                                                 Name:  Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                       Title: Authorized Signatory
    ----------------------------
Name:  Jeffrey M. Solomon
Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
--------------------------------
Individually and as attorney-in-
fact for Peter A. Cohen, Morgan
B. Stark and Thomas W. Strauss